EXHIBIT 10.32

XT-8 INSTRUMENT SUPPLY AGREEMENT

This supply agreement (“Agreement”) is made and entered into by and between:

Leica Biosystems Melbourne Pty Ltd (ABN 72 008 582 401) a company incorporated under the laws of Australia, having its registered office at 495 Blackburn Road, Mount Waverley, Victoria, 3149 Australia, (hereinafter referred to as “Leica”)

and

Clinical Micro Sensors, Inc., a company incorporated under the laws of Delaware, USA and doing business as GenMark Diagnostics, and having a principal place of business at 5964 La Place Court, Carlsbad, CA, USA 92008 (hereinafter referred to as “GenMark”).

Hereinafter, Leica and GenMark are sometimes collectively referred to as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS Leica manufactures and supplies instruments and consumables;

WHEREAS GenMark provides multiplexed molecular tests to aid in the diagnosis of disease and the selection and dosing of therapies;

WHEREAS, the Parties now want to enter into this Agreement for the manufacture and supply by Leica to GenMark of certain products and for the provision by Leica to and for GenMark of certain product-related services.

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NOW, THEREFORE, in consideration of the mutual covenants as set forth herein, the Parties hereby agree as follows:

INDEX

1.	DEFINITIONS	3
2.	RIGHTS	6
3.	MANAGEMENT	7
4.	TERM AND TERMINATION	7
5.	SPECIFICATIONS	9
6.	FORECASTS	9
7.	ORDERS	10
8.	DELIVERY TIMES & STOCK KEEPING	11
9.	ORDER PROCESSING	11
10.	PRICES	12
11.	INABILITY TO SUPPLY	14
12.	DELIVERY TERMS	14
13.	PAYMENT TERMS	15
14.	SPECIFICATION AND MANUFACTURING INSTRUCTION CHANGES	16
15.	SERVICE AND REPAIR	19
16.	WARRANTY	20
17.	QUALITY ASSURANCE AGREEMENT	22
18.	INDEMNITIES AND INSURANCE	22
19.	INTELLECTUAL PROPERTY	24
20.	CONFIDENTIALITY	26
21.	MANUFACTURING ENTITY	27
22.	LIMITATIONS OF LIABILITY	27
23.	ASSIGNMENT	28
24.	NON WAIVER	29
25.	MISCELLANEOUS	29
26.	APPLICABLE LAW AND DISPUTE RESOLUTION	31
APPENDIX I – INSTRUMENTS AND PRODUCT SPECIFICATIONS		34
APPENDIX II – INSTRUMENT PRICING		35
APPENDIX III – SPARE PARTS LIST AND PRICING		36
APPENDIX IV – FIA ITEMS		37
APPENDIX V – MANUFACTURING LOCATION		38
APPENDIX VI - QUALITY ASSURANCE AGREEMENT		39
1.	REGULATORY ASPECTS - VIGILANCE	40
2.	FACILITY AUDITS	43
3.	QUALITY ASPECTS – COMPLAINTS – FIELD ACTIONS	44
4.	PACKAGING, LABELLING AND DELIVERY	45
5.	TERMINATION	46
6.	ENTIRE AGREEMENT	46

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1.	DEFINITIONS

1.1.	In this Agreement and Appendices hereto, the singular shall, where the context so permits, include the plural and vice versa, and the following words used with a capital first letter shall have the following meanings unless the context clearly indicates otherwise:

“Additional Order Requirements” is defined in clause 9.8.

“Affiliate” means, (i) as to GenMark, any company or other business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with GenMark; and (ii) as to Leica, Invetech Inc. and Invetech Pty Ltd for so long as such entities directly or indirectly, through one or more intermediaries, control, are controlled by or under common control with Leica. For purposes of this definition, the term “control” (including, the correlative meanings, “controlled by” and “under common control with”) means (a) the direct or indirect ownership of more than fifty percent (50%) of the stock having the right to vote for directors thereof (or general partnership interests) or (b) the ability to otherwise control the decisions of the board of directors or equivalent governing body thereof.

“Business Day” means for receiving a notice, a day that is not a Saturday, Sunday, bank holiday or public holiday in the place where the notice is received, and for all other purposes, a day that is not a Saturday, Sunday, bank holiday or public holiday in the County of San Diego, California, USA or the State of Victoria, Australia.

“Claims” means any Third Party claims, demands, actions, suits or other proceedings by a third party.

“CPI” means the Consumer Price Index (All Groups) for Melbourne published by the Australian Bureau of Statistics, or if that index no longer exists, the index officially substituted for it.

“CPI Rate” means, as applicable to a price increase for Products, the net change in the CPI measured from the CPI for the quarter ending immediately before the last date on which the price was varied (or the Commencement Date if there has been no intervening Price variation) to the CPI for the quarter ending immediately before the relevant variation date, expressed as a percentage.

“Delivery Date” means, with respect to any particular Firm Purchase Order, the date specified in such Firm Purchase Order for delivery of the Products specified in such Firm Purchase Order, or such other date as may be agreed to by the Parties in writing following the issue of the applicable Firm Purchase Order (for example, through an amended or updated Firm Purchase Order or otherwise).

“Exclusivity Termination Event” means:

(a)	if Leica refuses or is unable to accept purchase orders provided in accordance with this Agreement for Products and that are within*** of forcasted amounts as required by Section 7.1.4, except to the extent such refusal or inability is due to the lack of availability of Free In Aid Items supplied by GenMark or is due to force majeure (as described in Section 25.7) for a period not more than sixty (60) days;

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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(b)	if Leica fails to deliver at least *** of the Product for which GenMark has placed a Firm Purchase Order within the applicable timeframe for delivery specified in Section 8 either (i) for *** or (ii) in more than *** in any *** period, in each case except to the extent such failure is due to the lack of availability of Free in Aid Items supplied by Genmark or is due to force majeure (as described in Section 25.7) for a period not more than *** ;

(c)	if Leica fails to deliver at least *** of the Products in compliance with the applicable specifications (provided that any such failures are identified by GenMark on inspection at the time of delivery of the Products and promptly notified to Leica) either (i) for *** period or (ii) in more than *** in any *** period, in each case except to the extent such failure is due to the lack of availability of Free in Aid Items supplied by Genmark or is due to force majeure (as described in Section 25.7) for a period not more than sixty (60) days; or

(d)	if either (i) Leica, or its Affilaites, or any of their respective employees, agents or contractors is Grossly Negligent in the performance of any of its obligations under this Agreement or (ii) Leica or its Affilaites, or any of their respective employees, agents or contractors engages in willful misconduct; in each case and such Gross Negligence or willful misconduct has a material adverse impact on the quality of the Products, results in the Products not complying with applicable laws or regulations, or renders the Products not fit for use for their intended purpose or sale to end users.

“Effective Date” means the last date of signature of this Agreement.

“Field Action” means any recall, removal, correction, or withdrawal, with respect to any Product.

“Firm Purchase Order” means a purchase order for Products placed by GenMark, and accepted by Leica, in accordance with Section 9.4.

“Free In Aid Items” (also known as “FIA Items”) means those disposables or materials provided by GenMark at no cost to Leica and used in the manufacture of the Products, which disposables or materials are listed in Appendix IV.

“Governmental Authority” means any U.S. or non-U.S., including federal, state, and local, government, department, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority.

“Gross Negligence” means a degree of lack of care that exhibits a conscious or wilful disregard or indifference to consequences.

“Instruments” means the instrument hardware, software and accessories as described in Appendix I, including, without limitation, any and all upgrades, refurbishments and/or repaired aspects of the same.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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“Intellectual Property Rights” means any and all rights in and to any inventions (whether patented, patentable or not), copyright, designs (both registered and unregistered), trade marks (both registered and unregistered), confidential information, trade secrets, and know-how, and all forms of protection of a similar nature or having an equivalent or similar effect to any of the foregoing rights which may subsist anywhere in the world.

“Losses” means any and all damages, liabilities, settlement, judgements, costs and expenses (including reasonable attorneys fee and other expenses of litigations).

“Manufacturing Instructions” means the manufacturing instructions prepared by Leica on behalf of GenMark, for the manufacture of the Products, as such may be amended from time to time by written agreement of Leica and GenMark.

“Manufacturing Location” means the physical location where the Products will be manufactured by Leica or its Affiliate specified on Appendix V.

“Ordering Entity” means GenMark and/or, subject to Section 9.6, any Affiliate of GenMark.

“Products” means Instruments and/or Spare Parts.

“Product Certificate” means the written report, printed from a template document agreed to by the Parties, that evidences Leica’s warranty to GenMark that each Product that is the subject of such report successfully passed the Quality Control Procedure and is in conformity in all material respects with the Specifications.

“Quality Assurance Agreement” means the that certain Quality Assurace Agreement entered into by the Parties (and/or their respective Affiliates), as amended from time to time by the Parties, in the form set forth in Appendix VI.

“Quality Control Procedure” means the tests, procedures and instructions relating to Products listed or described in Appendix I, as such documents may be amended by the written agreement of the Parties from time to time.

“Spare Parts” means modular components and/or single replacement parts and accessories, listed in Appendix III hereto (as amended by written agreement between the Parties from time to time in accordance with the procedure outlined in Appendix III).

“Specifications” means the design, functional, technical, scientific, packaging and other specifications of the Products set out in the applicable “Deveice Master Record and for reference set out in Appendix I hereto, which may from time to time be modified in accordance with this Agreement (including, without limitation, Section 14 hereof).

“Tax or Taxes” means all duties, taxes, imposts, deductions, charges and withholdings imposed on Leica or GenMark with respect to the transactions contemplated under this Agreement (other than any income taxes), together with any interest, penalties, charges, fees or other amounts payable on or in relation to such amounts.

“Technical Problems” means, in respect of any Products, design related defects, or faulty or deficient Specifications, whether as originally provided by GenMark to Leica or as changed at the request of GenMark pursuant to Section 14.7.2, or any defects which are not directly attributable to Warranty Non Compliance.

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“Term” means the Initial Term and any Further Terms, as described in Section 4.1.

“Territory” means the world.

“Third Party” means any person or entity other than a party to this Agreement or an Affiliate.

“Tower” means those Spare Parts designated as a “tower” in Appendix III, including 2nd towers and 3rd towers.

“Trademark” means the trademarks owned by or licensed to GenMark, under which GenMark sells Products.

“Warranty Compliant” or “Warranty Compliance” with respect to a Product, means a Product that:

(a)	complies in all material respects with the applicable Specifications;

(b)	is free from material defects in materials and workmanship; and

(c)	is manufactured in accordance with the Quality Assurance Agreement.

“Warranty Non-Compliant” or “Warranty Non-Compliance” with respect of a Product, means a Product that:

(a)	does not comply in all material respects with the applicable Specifications;

(b)	is not free from material defects in materials and workmanship; or

(c)	is not manufactured in accordance with the Quality Assurance Agreement.

“Warranty Period” means the applicable warranty period under Section 16.1 or 16.2 with respect to the a particular Product or part thereof.

2.	RIGHTS

2.1.	Subject to Section 2.5 and the terms and conditions of this Agreement, Leica agrees to exclusively supply the Products to GenMark, and GenMark agrees to exclusively purchase Products from Leica.

2.2.	Upon request by Leica, GenMark agrees to discuss in good faith with Leica business opportunities with regard to Products that are not covered by this Agreement.

2.3.	For clarity, as between the Parties, GenMark shall have the exclusive right to use, distribute, market, promote and sell Products in the Territory.

2.4.	GenMark may cause any of its Affiliates to perform all or part of its obligations under this Agreement (such as ordering Products or taking delivery of Products), provided that GenMark will remain responsible for the performance of its obligations under this Agreement.

2.5.	Notwithstanding Section 2.1 or anything else, GenMark’s obligation to exclusively purchase Products from Leica shall terminate in the event of an Exclusivity Termination Event.

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3.	MANAGEMENT

3.1.1.	A “Product Manager” will be appointed by Leica, and a “Designated Planner/Buyer” will be appointed by GenMark, to oversee the following activities (and other activites as may be agreed to by the Parties) relating to Product supply:

3.1.1.1.	Organising and coordinating regular inter-company meetings to discuss production issues and Product changes

3.1.1.2.	Acting on behalf of Leica as the single point of initial contact for all Product production related queries

3.1.1.3.	Discussing forecasts and schedules

3.1.1.4.	Coordinating changes to the production process or Product specification

3.1.1.5.	Investigating and recommending possible cost reductions

3.1.1.6.	Maintaining product and production awareness within Leica and GenMark.

4.	TERM AND TERMINATION

4.1.	This Agreement shall come into force as of its Effective Date for an initial term of three (3) years (“Initial Term”). Thereafter, this Agreement shall automatically continue for subsequent periods of one (1) year (“Further Terms”), unless it is terminated by either (i) Leica by serving written notice to the GenMark at least twelve (12) months prior to the end of the Initial Term or a Further Term, or (ii) GenMark by serving written notice to the Leica at least six (6) months prior to the end of the Initial Term or a Further Term. The Parties agree that Sections 5.1.1, 8.2, 10, 12, 15 16, 18.1, 18.2, 18.3 and 22 apply to all Products ordered and/or supplied by Leica or its Affiliates prior to the Effective Date.

4.2.	Notwithstanding the preceding Section 4.1, this Agreement may be terminated forthwith by written notice:

4.2.1.	by either Party, and without prejudice to its other rights and remedies, in the event the other Party is in material breach of any of its obligations under this Agreement and fails to fully cure such breach within sixty (60) days (or, where a shorter period for cure is specified in this Agreement, within such shorter time period as so specified) from receipt of written notice of such breach;

4.2.2.	by either Party in the event of the other Party’s liquidation, bankruptcy, state of insolvency or similar event; or

4.3.	Notwithstanding anything in this Agreement to the contrary, GenMark may terminate this Agreement: (i) at any time by giving at least six (6) months’ prior written notice to Leica in the event GenMark determines that it intends to stop selling the Instruments; (ii) immediately upon notice to Leica if a Field Action results in withdraw of the Product from the market; (iii) if Leica fails to deliver at least seventy five percent (75%) per month of the Product for which GenMark has placed a Firm Purchase Order within the applicable timeframe for delivery specified in Section 8 either (a) for four (4) consecutive calendar months or (b) in more than four (4) calendar months in any six (6) calendar months period, in each case except to the extent such failure is due to the lack of availability of Free in Aid Items supplied by Genmark or is due to force majeure (as described in, and subject to, Section 25.7); or (iv) if Leica fails to deliver at least ninety percent (90%) per month of the Products in compliance with the applicable specifications (provided that GenMark notifies Leica of any such failures within two (2) months of GenMark’s receipt of the Products) either (x) for any four (4) consecutive calendar months or (y) in more than four (4) calendar months in any six (6) calendar months period, in each case except to the extent such failure is due to the lack of availability of Free in Aid Items supplied by Genmark or is due to force majeure (as described in and subject to Section 25.7).

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4.4.	Subject to the last sentence of this Section 4.4, in connection with any impending or actual termination of this Agreement by GenMark pursuant to Section 4.2 or 4.3, GenMark shall have the right to place an order for a last-time buy of Instruments. GenMark shall, if it exercises such right, place such order no later than twenty (20) Business Days after the date on which GenMark gives Leica written notice of its intention to terminate this Agreement. Unless otherwise agreed to by Leica, the number of Instruments that can be ordered for this last-time buy shall be limited to one hundred twenty five percent (125%) of the last forcast provided in accordance with Section 6. The delivery timetable for Instruments ordered in the last-time buy shall be agreed to by the Parties and shall be generally consistent with the historical lead times for such Instruments. The price of Instruments delivered pursuant to the last-time buy will be the purchase price that is in effect at the time of termination (any volume pricing policy applicable at the time of purchase shall apply).

4.5.	Termination of this Agreement shall not affect Firm Purchase Orders placed by GenMark before the termination becomes effective, except that GenMark shall, in its discretion and without any resulting penalty or expense, have the right to terminate or cancel any outstanding purchase orders if GenMark terminates this Agreement due to breach by Leica or due to the liquidation, bankruptcy, state of insolvency or similar event involving Leica. Notwithstanding the foregoing, if GenMark wishes to cancel or change a Firm Purchase Order placed prior to termination, Leica shall work with GenMark in good faith to accommodate such request, including taking reasonable steps to mitigate any costs or expenses for Products GenMark is otherwise obligated to incur.

4.6.	Leica shall not be obliged to repurchase any Products from GenMark by reason of termination of this Agreement.

4.7.	Termination or expiration of this Agreement shall not affect the following Sections of this Agreement, which shall survive such termination or expiration: 4.4, 4.5, 4.8, 4.9, 4.10, 10, 12, 13,15, 16, 17, 18.1, 18.2, 18.3, 19.1, 20, 22 and 25.7.

4.8.	Following termination of this Agreement by either Party, unless such termination is due to a breach by Leica or the liquidation, bankruptcy, state of insolvency or similar event involving Leica, GenMark shall purchase (and by virtue of this provision shall be deemed to have irrevocably placed an order for) all residual component inventory, including Instruments and Spare Parts, and raw materials for the Products remaining at Leica, or held on Leica’s behalf by Leica’s suppliers, after completion of all outstanding Firm Purchase Orders. The purchase price of the residual component inventory shall be at Leica’s actual shipment, packaging (packing, labour and materials) plus component or raw material cost. Leica shall forward an invoice to GenMark for the purchase of items in accordance with this Section 4.8, with payment of that invoice by GenMark to be in accordance with Section 13.2. At

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4.9.	GenMark’s option and direction, but without affecting GenMark’s payment obligations, any residual component inventory and raw materials not wanted by GenMark shall be scrapped by Leica, who shall thereafter supply proof of same to GenMark.

4.10.	In connection with termination of this Agreement, Leica shall continue to provide GenMark with Spare Parts for a minimum of two (2) years from the date of the last delivery of an Instrument to GenMark, unless GenMark intends to have a third party take over all manufacturing of the Instruments as a result of such termination in which case Leica’s obligation to provide Spare Parts shall conclude three (3) months (or any longer period agreed to by the Parties) after delivery of the last Instrument by Leica following transfer of the manufacturing to such third party.

4.11.	Notwithstanding anything else, termination of this Agreement shall terminate all licenses granted by GenMark to Leica under this Agreement except to the limited extent necessary for Leica to fulfil its obligations under Sections 4.4 and 4.8 (and, thereafter, each such continuing limited license shall terminate immediately upon the fulfilment or termination of the outstanding Firm Purchase Orders to which such license is tied).

5.	SPECIFICATIONS

5.1.	Instruments.

5.1.1.	Leica shall ensure that all Instruments delivered by or on behalf of Leica shall comply with the applicable Specifications. All Instruments delivered by or on behalf of Leica shall be accompanied by corresponding Product Certificates. Leica shall ensure that each Product Certificate is delivered within the corresponding Product’s package. Each Product Certificate shall identify the Products to which it corresponds and shall be signed and dated by Leica or its Affilliate.

5.2.	Spare Parts.

5.2.1.	Leica shall ensure that all Spare Parts shall comply with the applicable Specifications.

5.3.	For the purposes of this Section 5 and this Agreement generally, Products will be deemed to comply with their Specifications if they pass the Quality Control Procedure.

6.	FORECASTS

GenMark shall provide an updated 12 month rolling, non-binding forecast prior to the 15th day of each month. GenMark may modify any such forecast at any time in its sole discretion. Any forecast provided by GenMark or mutually developed by the parties for GenMark’s requirements for Products shall not be binding in any way on GenMark. Leica (or its Affiliate) shall procure material and manufacture Products in order to meet the Product agreed delivery dates. In order for Leica to achieve this, they might procure material and manufacture according to forecast, prior to order placement. Where purchase order quantities within the first three (3) months of the forecast period are less than forecast, GenMark agrees to purchase the quantities specified for first three (3) months of the forecast within six (6) months from the forecast date.

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7.	ORDERS

7.1.	Placement of Purchase Orders.

7.1.1.	Instruments. GenMark will place purchase orders for Instruments with Leica at least three (3) months in advance of the specified Delivery Date for Products.

7.1.2.	Towers. GenMark will place purchase orders for Towers with Leica at least four (4) weeks in advance of the specified Delivery Date for Products.

7.1.3.	Spare Parts (other than Towers). GenMark will place purchase orders for Spare Partswith Leica at least the amount of time specified in Appendix III as the “Lead Time” for such Spare Part in advance of the specified Delivery Date for Products. Lead times for Spare Parts where the the line item order quantities exceed 20 pcs will be mutually agreed in writing.

7.1.4.	Where Purchase Orders for Products exceed the current forecast provided by GenMark pursuant to Section 6 by more than twenty five percent (25%), the Parties will cooperate in good faith to negotiate the delivery schedule for those Products exceeding such forecast by more than twenty five percent (25%).

7.2.	GenMark may increase the quantity of Instruments and/or Towers stated in a Firm Purchase Order once in accordance with the following threshold percentages (“Permitted Increase Thresholds”):

7.3. Period of time before Delivery Date	7.4. Permitted Increase Thresholds*

7.5. < one (1) month	7.6. 0%

7.7. > one (1) month < two (2) months	7.8. 10%

7.9. > two (2) months	7.10. 25%

7.11.	7.12. * expressed as % of the total quantity of each Instruments and Towers in the applicable Firm Purchase Order (prior to any increase)

7.13.	GenMark may not, without Leica’s prior written approval (which may or may not be granted in Leica’s sole discretion):

7.13.1.	increase the quantity of Instruments and/or Towers in any Firm Purchase Order in excess of the Permitted Increase Thresholds; or

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7.13.2.	cancel all or part of any Firm Purchase Order (including by reducing all or any portion of a Product quantity of a Firm Purchase Order).

8.	DELIVERY TIMES & STOCK KEEPING

8.1.	Delivery of Instruments, Towers and Spare Parts. Unless otherwise mutually agreed in writing and in advance, delivery of the Instruments, Towers and Spare Parts under any particular Firm Purchase Order will take place no earlier than ten (10) Business Days prior to, and no later than four (4) Business Days after, the applicable Delivery Date.

8.2.	All Products supplied by Leica to GenMark in accordance with this Agreement, unless agreed otherwise in writing, be despatched DDP (ICC Incoterms 2010) to GenMark’s facility in Carlsbad, California, USA (insurance paid by Leica).

9.	ORDER PROCESSING

9.1.	The Ordering Entity shall provide Leica with purchase orders for the purchase of the Products.

9.2.	All purchase orders placed by the Ordering Entity are subject to this Agreement. This Agreement expressly excludes any terms of purchase in addition to or inconsistent with this Agreement, or different than those contained in the agreed to purchase order form.

9.3.	Electronic or fax purchase orders are preferred, and deemed placed when received. Where purchase orders are placed by letter, the date of order is the date of letter receipt by Leica.

9.4.	Except where this Agreement or the applicable purchase order stipulates a shorter lead-time for delivery, Leica will confirm, by letter (sent by overnight international courier), fax or email, receipt of each of the Ordering Entity’s purchase orders for Products within five (5) Business Days of receipt of the purchase order. Upon such written confirmation by Leica, a purchase order will become a Firm Purchase Order. Leica may only reject purchase orders that are not in conformity with this Agreement, and must promptly notify the Ordering Entity submitting such rejected purchase order thereof.

9.5.	GenMark must combine purchase orders for Spare Parts and Instruments as far as practicable.

9.6.	The Parties agree that purchase orders may be placed by GenMark or any other Ordering Entity provided that, in the case of another Ordering Entity, GenMark has provided Leica with details of the Ordering Entity and written confirmation of the Ordering Entity’s authorisation to place purchase orders for Instruments and/or Spare Parts at least thirty (30) days prior to the placement of any purchase orders from such Ordering Entity.

9.7.	Subject to the below provisions of this Section 9.7, GenMark agrees to purchase, on an annual basis, the following minimum quantity of Instruments:

9.7.1.	For the first year of the Initial Term, *** and ***; and

9.7.2.	For each subsequent year of the Initial Term and for each Further Term, ***, (“Minimum Commitment”). If, by the end of any year of the Initial Term or any Further Term (or, if this Agreement is terminated part way through any year, on the termination of this Agreement), the Minimum Commitment for the relevant year has not been met, then GenMark shall pay to Leica *** that GenMark would have needed to purchase in order to meet the Minimum Commitment for Instruments for that year. Notwithstanding the foregoing or anything else, if, during the first year of the Initial Term or any Further Term:

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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9.7.3.	GenMark terminates this Agreement due to a breach by Leica (including pursuant to Section 4.3(iii)) or to the liquidation, bankruptcy, state of insolvency or similar event involving Leica; or

9.7.4.	Leica loses its exclusivity under Section 2.5 (i.e., GenMark’s obligation to exclusively purchase Products from Leica terminates),

then this Section 9.7 shall have no application or effect and, without limiting the generality of the foregoing provisions of this sentence, GenMark shall have no obligation to make any payment to Leica pursuant to this Section 9.7.

9.8.	Where GenMark’s Product needs within any three (3) month period exceed or are expected to exceed the quantities specified in GenMark’s non-binding rolling monthly forecast (provided in accordance with Section 6) by greater than twenty-five percent (25%) with respect to that period, the Parties shall confer about such excess needs (such excess needs being “Additional Order Requirements”). Prior to fulfilling any Additional Order Requirements, Leica will provide GenMark with a written estimate of the additional costs and expenses related to expedited procurement and extra labour costs (including overtime) that Leica is likely to incur, if at all, in fulfilling the Additional Order Requirements (“Additional Costs Estimate”). GenMark must notify Leica as soon as practicable whether it approves the Additional Costs Estimate.

9.9.	If GenMark approves the Additional Costs Estimate, Leica will use its reasonable endeavours to fulfil GenMark’s Additional Order Requirements and GenMark will reimburse Leica’s additional costs and expenses incurred in fulfilling the Additional Order Requirements up to the amount of the Additional Costs Estimate.

9.10.	If GenMark does not approve the Additional Costs Estimate, then Leica will be under no obligation to fulfil GenMark’s Additional Order Requirements.

10.	PRICES

10.1.	Instrument prices shall be as per the pricing table as shown in Appendix II. Prices for Spare Parts shall be as per the pricing table as shown in Appendix III. All prices for Products are for delivery DDP (ICC Incoterms 2010) and include shipping, delivery and insurance. Prices for the Products include all costs for packaging and labelling.

10.2.	Prices for the Products are exclusive of any applicable U.S. federal, state, or local sales, use, excise or similar taxes imposed on or due in connection with the sale of Products to GenMark, and GenMark shall be responsible for any such U.S. taxes (except for any such taxes based on Leica’s net income). For the avoidance of doubt, other than GST as provided in Section 10.7, no taxes, duties or assessments of any non-United States government or authority shall be the responsibility of GenMark.

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10.3.	The price required to be paid for a Product is the applicable price for the Product as of the date on which GenMark places the relevant purchase order, unless otherwise agreed in writing between the Parties prior to shipment of the Product by Leica.

10.4.	The prices set forth in Appendices II and III shall be firm and fixed for the first twelve (12) months of the Term, with the exception of any cost changes effected in accordance with Sections 14.4, 14.5 and 14.6. Thereafter, any price modifications shall be made in accordance with Section 10.5 and Section 14.

10.5.	Leica may, for the second and subsequent years of the Term, increase the prices in accordance with the CPI Rate or as otherwise agreed in writing by GenMark, provided that:

10.5.1.	Leica must given GenMark at least ninety (90) days notice of any such price increase; and

10.5.2.	Except for price changes covered by Section 14, Leica must not increase the prices more than once annually.

10.6.	Should Leica desire to increase prices above that permitted under Sections 10.5 and 14.6, Leica shall notify GenMark of such desire and provide in such notice detailed explanation of the reasons supporting the desired increases, and the Parties shall discuss such desired increases during the applicable annual discussion of pricing (described below). Subject to clauses 10.4 and 10.5, no price modifications will take effect unless and until the Parties have agreed in writing to such modifications. The Parties further agree to discuss in good faith the prices on an annual basis having due regard to:

10.6.1.	fluctuations in price of the elements set forth in the cost breakdown; and

10.6.2.	the productivity.

10.7.	GST

10.7.1.	Interpretation. Words or expressions used in this Section 10 which are defined in the Australian A New Tax System (Goods and Services Tax) Act 1999 (Commonwealth) or, if not so defined, then which are defined in the Australian Trade Practices Act 1974 (Commonwealth), have the same meaning in this section.

10.7.2.	GST inclusive amounts. For the purposes of this Agreement where the expression ‘GST inclusive’ is used in relation to an amount payable or other consideration to be provided for a supply under this Agreement, the amount or consideration will not be increased on account of any GST payable on that supply.

10.7.3.	Consideration is GST exclusive. Any consideration to be paid or provided to Leica for a supply made by Leica under or in connection with this Agreement unless specifically described in this Agreement as ‘GST inclusive’, does not include an amount on account of GST.

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10.7.4.	Gross up of consideration. Despite any other provision in this Agreement, if Leica makes a supply under or in connection with this Agreement on which GST is imposed (not being a supply the consideration for which is specifically described in this Agreement as ‘GST inclusive’):

10.7.4.1.	the consideration payable or to be provided for that supply under this Agreement but for the application of this section (‘GST exclusive consideration’) is increased by, and GenMark must also pay to Leica an amount equal to the GST payable by Leica on that supply; and

10.7.4.2.	the amount by which the GST exclusive consideration is increased must be paid to Leica by GenMark without set off, deduction or requirement for demand, at the same time as the GST exclusive consideration is payable or to be provided.

11.	INABILITY TO SUPPLY

11.1.	If Leica is unable to meet the Delivery Date for any Products under any particular Firm Purchase Order (“Delayed Products”), it shall notify GenMark in writing as soon as possible, and include in such notice its best estimate for the delay in delivery anticipated. Leica shall, at its own cost, use reasonable commercial efforts to remedy any such delay as soon as possible. Except for during the first year of the Initial Term of the Agreement, and provided that Leica does not deliver the Delayed Products within thirty (30) days after the original Delivery Date (or such later date consented to by GenMark in its sole discretion), GenMark shall have the right, in addition to any other remedies GenMark may have at law or in equity, to cancel all or part of the Firm Purchase Order relating to such Delayed Products. Notwithstanding anything else, except where Leica’s failure to meet a Delivery Date is due to a breach of this Agreement by GenMark or due to Product parts being unavailable to Leica despite its reasonable efforts to procure them, Leica’s right to cure a failure to meet a Delivery Date shall be limited to delivering the Products at issue on or before the new delivery date in accordance with this Section 11.1.

11.2.	Subject to Section 16 and the other applicable Sections of this Agreement, GenMark is solely responsible for Technical Problems. Notwithstanding the foregoing, if Leica becomes aware of any Technical Problems with respect to any Products supplied to GenMark (before or after the delivery thereof), Leica shall immediately provide GenMark with a description of the Technical Problems and the corrective action required, as well as time-lines and costs estimates for the implementation of such corrective actions (“Corrective Action Plan”).

11.3.	If GenMark approves the Corrective Action Plan, then Leica will use its reasonable endeavours to implement the corrective action, at GenMark’s cost, in accordance with the Corrective Action Plan.

11.4.	If GenMark does not approve the Corrective Action Plan, then Leica will be under no obligation to implement any corrective action in respect of the Technical Problems.

12.	DELIVERY TERMS

12.1.	Leica shall deliver the Products to GenMark DDP (ICC Incoterms 2010) GenMark’s facility in Carlsbad, California, USA (insurance paid by Leica). Unless otherwise agreed in writing by the Parties in any particular instance, all Products will be shipped by Leica from its Melbourne facility.

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12.2.	If GenMark is of the opinion that Products delivered by Leica do not conform with the corresponding Firm Purchase Order, GenMark must provide Leica with written notification thereof within 10 Business Days of the actual receipt of the Products. Neither this Section 12.2 nor Section 12.3 shall limit GenMark’s rights, or Leica’s obligations, with respect to any Warranty Non-Compliance.

12.3.	If:

12.3.1.	Leica has not received any such notification within 10 Business Days of the date of delivery; or

12.3.2.	GenMark on-sells the Products (regardless of whether Leica has received any such notification, within 10 Business Days of the date of delivery or otherwise),

12.4.	then, subject to clause 16, the Products will be deemed to have been delivered in accordance with the Firm Purchase Order.

12.5.	GenMark shall reasonably assist Leica (at Leica’s cost) in the event Leica makes or processes any claims for damage during transport.

13.	PAYMENT TERMS

13.1.	Upon shipment of any ordered Products to or at the direction of the Ordering Entity, Leica shall generate and send with such shipment the applicable invoice(s) for such Products. With respect to any invoice for any service and repair activity provided by Leica with respect to any Products, such invoice shall be generated by Leica and sent to GenMark within five (5) Business Days after the service and repair activity at issue is completed.

13.2.	Subject to Sections 13.4 and 13.5, Leica’s invoices will be paid by GenMark within thirty five (35) days after the invoice date. All invoices shall be stated in U.S. dollars, and payment on invoices shall be in U.S. dollars. Prices set forth in this Agreement in a currency other than United States Dollars shall be converted to U.S. Dollars using the conversion rate reported by Reuters Ltd. on the first Business Day of the calendar quarter of receipt of the relevant Firm Purchase Order.

13.3.	Invoices must be sent in duplicate (one original, one copy) to the attention of GenMark’s “Accounts Payable Department.”

13.4.	With respect to Product sales, Leica will ensure that the applicable GenMark purchase order numbers and applicable GenMark article numbers appear on all applicable invoices. With respect to service and repair activities, Leica will ensure that the applicable RMA numbers appear on all applicable invoices. GenMark shall have the right to return any invoice which does not mention, as applicable, a right and valid purchase order number, article number and/or RMA number.

13.5.	GenMark may withhold payment of any amount it disputes in good faith pending resolution of the dispute, provided that GenMark notifies Leica of that dispute within the thirty five (35) day period provided for in Section 13.2 and works in good faith with Leica to resolve the dispute.

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13.6.	Leica reserves the right to apply an interest charge from the payment due date, calculated daily, using the Australian General Interest Charge (GIC) at the payment due date, for all invoices (other than invoices disputed in accordance with Section 13.5) that fall overdue by more than thirty (30) days. In addition, provided that Leica has provided GenMark written notice of an overdue payment, Leica may, if payment has not been made within thirty (30) days of such notice, stop all work under this Agreement until payment is received. If GenMark fails to pay invoices on the due date on more than three (3) occasions during any one (1) year period, where Leica has provided written notice to GenMark of overdue payment, then GenMark will be deemed to be in material breach of this Agreement. If Leica stops work as permitted in accordance with this Section 13.6, all applicable Delivery Dates will be automatically extended by the number of days during which Leica was permitted to stop work.

14.	SPECIFICATION AND MANUFACTURING INSTRUCTION CHANGES

14.1.	Leica will ensure that the Manufacturing Instructions are set forth in writing and will provide the same to GenMark from time to time upon GenMark’s request. Subject to the terms and conditions of this Agreement (including the Appendicies), Leica may, without GenMark’s prior written approval, make changes to the Specifications and/or Manufacturing Instructions, provided that such changes will not impact the form, fit, and function of a Product or otherwise affect the status of any approvals, licenses or clearances applicable to a Product (“Authorised Changes”). Before making any Authorised Change, Leica shall notify GenMark and offer GenMark reasonably opportunity to comment on such proposed changes (which comments shall be reasonably considered and addressed by Leica).

14.2.	Leica must not make any change to the Specifications and/or the Manufacturing Instructions other than Authorised Changes without obtaining GenMark’s prior written approval (which may be withheld by GenMark in its reasonable discretion).

14.3.	The Parties agree that any change to the Specifications or the Manufacturing Instructions shall comply with the laws and regulations applicable to the Products.

14.4.	Any change to the Specifications, including, but not limited to, changes to raw materials, sub-components, Product configuration, Product design, manufacturing processes, or labelling, shall entitle GenMark to make a last time buy of any parts affected by the change. These parts shall conform to the Specifications applicable prior to the change, and GenMark’s last buy of the same may comprise a quantity up to the amount of Products purchased in the twenty four (24) months preceding such modification and Leica shall deliver the Products based upon GenMark’s schedule (subject to Leica’s ability to supply), provided that Leica shall use its reasonable efforts to satisfy any GenMark’s requests for quantities of such parts.

14.5.	In the event of any change to the Specifications or Manufacturing Instructions that result in cost reductions in Leica’s manufacture of Products or supply of Products for GenMark, the Party that funds the change shall obtain the full cost benefit from the change until the cost of the change has been recovered. After this implementation pay-back period, the cost benefit shall be shared *** between the Parties on a *** basis. Cost benefits and cost benefit sharing shall be documented by the Parties in revisions to the applicable appendices to this Agreement, including, but not limited, to Appendix I, Appendix II and Appendix III.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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14.6.	In the event of any change to the Specifications or Manufacturing Instructions that result in cost increases in Leica’s manufacture of Products or supply of Products for GenMark, such cost increases shall be documented by the Parties in revisions to the applicable appendices to this Agreement, including, but not limited, to Appendix I, Appendix II and Appendix III.

14.7.	Change Management Process.

14.7.1.	Subject to GenMark’s approval right under Section 14.1, either Party may, from time to time, submit written recommendations for changes to the Specifications or Manufacturing Instructions.

14.7.2.	Change requests desired by a Party to the Specifications or Manufacturing Instructions will be made by the requesting Party to the non-requesting Party in written form. GenMark’s will approve or disapprove any such Leica change request in its reasonable discretion. Any such GenMark change request should be made by GenMark’s systems development department or GenMark’s Principal Engineer, and any such Leica change request should be made by Leica’s Product Manager.

14.7.3.	With respect to any change request by Leica under Section 14.7.2, Leica will provide to GenMark a written submission that includes all of the information specified in subsection 14.7.3.1) of this Section 14.7.3. With respect to any such change request by GenMark under Section 14.7.2, Leica will review such change request and in response must either:

14.7.3.1.	submit to GenMark a written submission including:

14.7.3.1.1.	proposed changes to the Specifications and Manufacturing Instructions; and

14.7.3.1.2.	subject to Sections 14.5 and 14.6, proposed amendments to pricing for the Product;

14.7.3.1.3.	subject to Section 14.5 and 14.6, other costs or expenses (including reasonable costs of obsolete stock and costs addressed in Section 14.7.6) that GenMark will be required to bear relating to the change; and

14.7.3.1.4.	to the best of Leica’s knowledge exercising its relevant expertise and experience (without Leica being responsible in any way for such consequences or for identifying all of such consequences, unless the change request at issue is Leica’s request), an assessment as to the potential consequences of the proposed change to the Specifications and Manufacturing Instructions, including, but not limited to, the consequences regarding the global functioning and use of the Product together with the consequences regarding the interface and compatibility of the Product with third parties’ hardware and software; or

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14.7.3.2.	advise GenMark that it is unable to make the changes to the Specifications and/or Manufacturing Instructions requested by GenMark, but Leica may only so advise where the requested change is contrary to:

14.7.3.2.1.	an applicable legal or regulatory requirement or obligation; or

14.7.3.2.2.	any of Leica’s obligations under this Agreement (unless GenMark agrees in writing to waive such Leica obligation in such instance, in which case Leica may not rely on this paragraph 14.7.3.2.1. to refuse to make a requested change).

14.7.4.	After receipt of a submission under Section 14.7.3, GenMark shall either:

14.7.4.1.	accept the submission, or

14.7.4.2.	reject the submission in its reasonable discretion.

Upon GenMark’s acceptance of the submission, the Parties will amend this Agreement as appropriate to address such submission and the agreed changes reflected therein. GenMark acknowledges that until such time as a submission is accepted in accordance with this Section 14.7.4, Leica will continue to supply the Products in conformity with the then current Specifications and Manufacturing Instructions (as well as in accordance with the applicable terms and conditions of this Agreement).

14.7.5.	For changes made to any Product as a result of any changes to the Specifications or Manufacturing Instructions in accordance with this Section 14, Leica promptly and without delay will send to GenMark documentation that comprises at least the following information (in addition to the submission required by Section 14.7.3 and any amendments to this Agreement required by Section 14.7.4): A detailed description of the changes which have been implemented in the Product; a listing of the serial number of Product that is affected by the change, and of the part numbers of any parts of the Product that are so affected; where necessary and as agreed to by the Parties, verification and/or validation documentation for the change; and update service instructions related to the change (for field services relating to such change). In addition, Leica will create new serial numbers and Product part numbers for all Products so changed, so as to differentiate such Products and Parts from the predecessor Products and parts, and shall promptly and without delay communicate the same to GenMark. For Product upgrading purposes (for earlier serial numbers), Leica will provide GenMark with a list of required Spare Parts and instructions to perform the upgrade. With respect to obsolete stock that GenMark is required to pay for in connection with accepted changes, such stock shall become the property of GenMark upon payment thereof, and GenMark shall have the right to direct Leica to dispose of said obsolete stock (at Leica’s expense), with Leica providing suitable proof of such disposal to GenMark.

14.7.6.	Should a GenMark-approved change to the Specifications require a change to a Product’s interface or compatibility with third party hardware or software, Leica will (at GenMark’s cost) manage the process necessary for relevant interfacing and compatibility activities and carry out the quality control tests and analyses relating thereto. However, for the avoidance of any doubt, GenMark remains entirely responsible for all reasonable costs (including, without limitation, research and development costs) directly incurred by Leica in making and implementing any such approved interface and compatibility changes to the Product.

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15.	SERVICE AND REPAIR

15.1.	All service and repair activities (whether covered or not by the warranty given by Leica pursuant to Section 16) will be performed by Leica either at its San Diego, California, USA facility, or the Leica Melbourne facility under a return materials authorization (“RMA”) number, and shall be completed promptly and without delay but in no event later than fifteen (15) days after Leica receives the Product at issue; provided that, in the event of any Field Action, no such RMA number shall be required.

15.2.	Serviced or repaired Instruments shall be warranted by Leica in accordance with Sections 16.1 and 16.2.

15.3.	Within Warranty Repair.

15.3.1.	Leica will be responsible for:

15.3.1.1.	the shipping, delivery and insurance costs associated with the return and/or replacement of any Warranty Non-Compliant Product;

15.3.1.2.	costs and expenses incurred by or on behalf of Leica or its Affiliates in connection with the repair, replacement or service of any Warranty Non-Compliant Product; and

15.3.1.3.	in the event that GenMark repairs or services (or has repaired or serviced by an entity other than by Leica) any Warranty Non-Compliant Product, the costs of Spare Parts utilized for such repair or service.

15.3.2.	No Fault Found Returns. Where a Product is returned to Leica as being Warranty Non Compliant but Leica demonstrates (with supporting documents) that the Product is Warranty Compliant, then Leica’s investigation and Product (re-)qualification costs will be charged to GenMark, at the rate specified in Section15.4.3, subject to generating and providing GenMark with a quotation for such costs in accordance with clause 15.4.2, and the Product will be returned to GenMark, with GenMark covering return shipping, delivery and insurance costs.

15.4.	Out of Warranty Repair or Refurbishment.

15.4.1.	For the repair or service of any Warranty Compliant Product, Leica will issue an RMA number within five (5) Business Days from any GenMark request for the same.

15.4.2.	Leica will send a quotation to GenMark and shall get GenMark’s written concurrence to the quotation before starting any service or repair outside of any Warranty Compliant Product. Unless otherwise agreed by the Parties in any particular instance, a single US $200 fee will be charged to cover the cost of investigation and quotation generation for Warranty Compliant Products returned for repair or service (such fee being the “Quotation Fee”). With respect to any particular service or repair of a Warranty Compliant Product for which GenMark provides its concurrence as provided above in this paragraph, Leica promptly will proceed with such service or repair and the Quotation Fee will be applied to and shall reduce the amounts otherwise payable by GenMark with respect to such service or repair.

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15.4.3.	Subject to Section 15.4.2, with respect to any Warranty Compliant Product service and repair, Leica will charge GenMark for in-house service and repair activities at an hourly rate of *** for the Initial Term. The foregoing rates will be revised for each Further Term in accordance with the CPI Rate. Subject to Section 15.4.2, invoicing of the cost will be done per minute spent on the service or repair; GenMark will not be responsible for any such cost for service or repair of Warranty Non-Compliant Products.

15.5.	Leica will provide a quality release document with each returned serviced and repaired Product. This document will reflect Leica’s representation and warranty that the serviced or repaired Product at issue has been inspected and released by Leica in accordance with the Quality Control Procedure and is Warranty Compliant.

15.6.	At GenMark’s option and upon GenMark’s request, Leica will make available to GenMark the necessary documents, programs and tools to allow GenMark to perform service and repair on Products at GenMark’s premises and/or at customers’ sites. GenMark will reimburse Leica for any reasonable and pre-approved costs associated with this activity (tooling, etc.). In such instance, it will be the responsibility of GenMark to maintain an inventory of Spare Parts for use when GenMark performs service and repair activities. Based upon Leica’s recommendations, GenMark will determine the volume of Spare Parts it will keep in stock in any such GenMark inventory.

15.7.	GenMark will not ship any Products back to Leica for service or repair which have not been decontaminated in accordance with a mutually agreed upon decontamination process. Each such return shipment will be accompanied by a decontamination certificate.

15.8.	For instruments, accessories, components, parts, tools and sub-assemblies developed or modified by Leica, Leica will provide free of charge, for each set of such developments or modifications, one training session on the Products for a period of up to *** of training for *** GenMark service-engineers. The training will be held in Leica’s facilities in Melbourne, Australia, at a time mutually agreed upon by Leica and GenMark. Travel expenses, accommodation and meals of GenMark’s service-engineers are at GenMark’s expense. Any additional training required by GenMark will be for the account of GenMark and will be separately agreed between Leica and GenMark. GenMark may request Leica to provide the training at GenMark’s premises, in which case GenMark must reimburse Leica for its reasonable travel and accommodation expenses including a per diem meals allowance.

16.	WARRANTY

16.1.	Product Warranty and Warranty Period. Leica warrants that each Product shall be Warranty Compliant on the date of and until the date that is fifteen (15) months after the date of delivery of such Product to GenMark’s (or the Ordering Entity’s) designated delivery address (“Warranty Period”).

16.2.	Warranty Period Repairs. In case a Product is repaired by Leica at any time, whether during or after the original Warranty Period, Leica warrants that the repaired part of that Product shall be Warranty Compliant until the date that is the later of:

16.2.1.	the end of the original Warranty Period under Section 16.1 for the Product at issue; or

16.2.2.	six (6) months after the date the repaired Product is delivered by Leica to GenMark (or the Ordering Entity).

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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16.3.	Limitation of Warranty.

16.3.1.	To the fullest extent permitted by law relevant to the sale and supply of the Products Leica’s obligations and liability to GenMark under this Section 16 shall be limited (at Leica’s sole option) to repairing or replacing any Product (or component thereof) that is Warranty Non Compliant. In the event that both repair and replacement of any Product (or component thereof) that is Warranty Non-Compliant are impossible or require prohibitive expense (relative to the value of the Product), Leica shall credit or refund (at GenMark’s option) GenMark for all amounts paid for such Product.

16.3.2.	In case of replacement, Leica shall send such replacement Product or components free of charge DDP (ICC Incoterms 2010), insurance paid by Leica, to GenMark’s facility in Carlsbad. Each replacement Product shall be Warranty Compliant on the date of and until the date that is fifteen (15) months after the date of delivery of such Product to GenMark’s (or the Ordering Entity’s) designated delivery address (also a “Warranty Period”). Further, Leica will reasonably accommodate any request by GenMark or any customer thereof for repair of a Product under this Section 16 in lieu of replacement thereof.

16.3.3.	The warranty provided under Section 16.1 shall not apply to the extent that any Warranty Non-Compliance is caused by the following circumstances:

16.3.3.1.	GenMark’s (or its distributor’s) failure to properly install or service the Product at issue as specified in the applicable Product service and/or user manual;

16.3.3.2.	GenMark’s (or its distributor’s) failure to use due care in delivery of Product at issue to its customer, including failure to give proper and timely instruction concerning the installation, operation and maintenance of such Product;

16.3.3.3.	the GenMark customer’s failure to follow normal operating procedures with respect to the Product at issue, or such customer’s failure to properly maintain such Product;

16.3.3.4.	any unauthorized modification of the Product at issue; or

16.3.3.5.	any defect in the Product at issue is a result of a fault or deficiency in FIA Items, provided that such FIA Items are in the condition originally provided by GenMark to Leica.

16.4.	If GenMark believes that any particular Product delivered to GenMark or any of its customers is Warranty Non-Compliant, then GenMark may send Leica a written notice of such non-conformity together with a request for an RMA number for return of the non-conforming Product or part(s) thereof. In each particular instance, GenMark shall use its reasonable endeavours to so notify Leica within fifteen (15) days after GenMark determines that such non-conformity exists. In response to such notice of non-conformity, Leica shall issue an RMA number within five (5) Business Days from receipt of such notice.

16.5.	Each Product returned to Leica as being Warranty Non-Compliant shall be accompanied by a report describing, in reasonable detail, to the knowledge of GenMark, the non-conformity(ies) at issue. Such report shall reference the serial number of the relevant Product and the relevant RMA number issued by Leica.

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16.6.	With respect to any Product returned to Leica as being Warranty Non-Compliant, Leica shall confirm warranty status within five (5) Business Days from the receipt of the Product and its corresponding report.

16.7.	With respect to any Product returned to Leica which is consequently found by Leica to be Warranty Non-Compliant, Leica shall repair or replace such Product or shall issue a credit or refund, in each case promptly and without delay but in no event later than fifteen (15) days after Leica receives the Product at issue.

16.8.	If GenMark makes a warranty claim under this Section 16 and GenMark and Leica are unable to agree as to whether the Products are Warranty Compliant, the Parties shall cooperate to have the Products in dispute analysed by an independent testing laboratory of recognized repute selected by GenMark and approved by Leica, which approval shall not be unreasonably withheld. The results of such laboratory testing shall be final and binding on the Parties on the issue of Warranty Compliance. If the Products are determined as Warranty Compliant, then GenMark shall bear the costs of the independent laboratory testing, including packaging and shipment, and pay for the Products in accordance with this Agreement. If the Products are determined as being Warranty Non-Compliant, then Leica shall bear the cost of laboratory testing, including packaging and shipment, and Leica shall, repair, replace or credit GenMark Product in accordance with the provisions of this Section 16.

16.9.	To the maximum extent permitted by applicable laws, Leica disclaims all warranties, express, implied or statutory (including without limitation any implied warranty of fitness for a particular purpose) regarding the Products, other than the express warranties given in this Section 16.

17.	QUALITY ASSURANCE AGREEMENT

17.1.	GenMark acknowledges and agrees that as the contract manufacturer of the Products, Leica is required by applicable laws and regulations to enter into an agreement with GenMark relating to certain quality control and regulatory vigilance issues and, to this end, Leica will enter into an agreement with GenMark consistent with the Quality Assurance Agreement as soon as practicable (and in any event, no later than 30 days) following the execution of this Agreement.

18.	INDEMNITIES AND INSURANCE

18.1.	Injury and Property Damage. GenMark shall indemnify, defend, and hold harmless Leica and its Affiliates from and against Claims and related Losses to the extent resulting from or arising out of personal injuries, death, or damage to tangible personal or real property of any third party caused by the use of any Product (“Product Liability Claims and Losses”). However, GenMark’s indemnification obligations set forth in this Section 18.1 do not apply to, and Leica shall indemnify, defend and hold harmless GenMark from and against, Product Liability Claims and Losses arising as a direct result of or directly attributable to:

18.1.1.	the Gross Negligence or wilful misconduct of Leica, or any Affiliate, employee or contractor of Leica or any Affiliate;

18.1.2.	the breach or violation by Leica or its Affilaites of any applicable law or regulation.

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18.2.	Intellectual Property Infringement. GenMark shall indemnify, defend, and hold harmless Leica and its Affiliates from and against Claims and related Losses to the extent they are based on allegations that the Products infringe the Intellectual Property Rights of any third party (“IP Infringement Claims and Losses”). However, GenMark’s indemnification obligations set forth in this Section 18.2 do not apply to, and Leica shall indemnify, defend and hold harmless GenMark from and against, IP Infringement Claims and Losses arising as a direct result of or directly attributable to:

18.2.1.	any modifications to the Specifications or Manufacturing Instructions made by Leica, its Affiliates or contractors that were not authorised by GenMark;

18.2.2.	any modifications to the Product made by Leica, its Affiliates or contractors that were not provided by or authorized by GenMark;

18.2.3.	use of the Product by Leica, its Affiliates or contractors in a way that was not provided for or described in the applicable GenMark technical documentation; and/or

18.2.4.	use of the Product by Leica, its Affiliates or contractors in combination with any technology, hardware, software, content, processes, product and/or other property that was not intended by GenMark or in a way that was not provided for or described in the applicable GenMark technical documentation.

18.3.	Indemnification Procedures. The Party seeking indemnification (the “Indemnified Party”) under this Section 18 in relation to a Claim must:

18.3.1.	give the other Party (the “Indemnifying Party”) written notice of the Claim as promptly as is practicable but in no event more than thirty (30) days after the Indemnified Party receives notice thereof;

18.3.2.	cooperate with the Indemnifying Party, at the Indemnifying Party’s expense (which expenses are limited to third party out-of-pocket fees and expenses incurred by the Indemnified Party and shall not include internal costs of the Indemnified Party) in the defence of such claim; and

18.3.3.	give the Indemnifying Party the right to control the defence and settlement of any such claim. The Indemnified Party must abide by such reasonable instructions as the Indemnifying Party may issue concerning the conduct or the defence of such Claim, shall not make, without the Indemnifying Party’s express written consent, any admission of liability to a claimant or his, her or its insurer in respect of such Claim and shall not make, without the Indemnifying Party’s express written consent, any settlement or compromise of such Claim.

18.4.	Insurance. Each Party, at such Party’s sole expense, shall maintain, throughout the Term, the following insurance policies:

18.4.1.	Commercial General Liability insurance with limits not less than one million dollars ($1,000,000) single limit per occurrence and two million dollars ($2,000,000) aggregate for bodily injury and/or death and/or property damages and/or personal injury;

18.4.2.	Workers’ Compensation insurance with statutory limits;

18.4.3.	Products Liability insurance with limits not less than $7,000,000 million dollars ($7,000,000) single limit per occurrence and seven million dollars ($7,000,000) aggregate.

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These policies shall be issued by insurance companies having a financial strength rating no lower than “A” as rated by the A.M. Best Company. The insured Party will, promptly upon request of the other Party, deliver to the other Party current certificates of insurance demonstrating that all of the insurance required herein is in force. The insured Party will give the other Party at least fifteen (15) days’ notice prior to any cancellation or non-renewal of the policies required hereunder, provided that the insured Party shall not be obligated to provide such notice if, concurrently with such cancellation or non-renewal, the insured Party obtains similar coverage from another insurer, without a lapse in coverage.

19.	INTELLECTUAL PROPERTY

19.1.	GenMark grants Leica a non-transferable, non-sublicensable (except to Affilaites, provided that such sublicense is subordinate to the terms and conditions of this Agreement), royalty-free and non-exclusive license to use the Trademarks provided to Leica by GenMark solely in furtherance of the manufacturing of Products for and supply of Products to GenMark as provided in this Agreement. Leica shall submit to GenMark in writing for its prior written approval, which approval may be refused in GenMark’s sole discretion, one (1) sample of each material on which any Trademark is proposed to be used. GenMark will provide Leica written notice of its approval or disapproval within fifteen (15) days after receiving such request; provided, however, that if GenMark does not approve in writing Leica’s request within such fifteen (15) day period, the proposed use shall be deemed disapproved. GenMark reserves the right to change, modify or replace any Trademark at any time, and Leica agrees to comply with any and all such changes. Leica will cease using any materials containing any Trademark immediately upon termination of its manufacturing and supply obligations under this Agreement, or, at any time sooner, upon written request by GenMark. Leica will not alter, modify or change any Trademark, or use any Trademark in combination with any other words or symbols, without the prior written authorization of GenMark. Leica agrees that the presentation and image of the Trademarks will be uniform and consistent with respect to the Products or services associated with such Trademarks. The use of the Trademarks shall inure to the sole benefit of GenMark. Leica agrees not to apply for registration of any of the Trademarks (or any mark confusingly similar thereto) anywhere in the world.

19.2.	Neither Party will adopt or use as a trademark, trade name, business name or corporate name or part thereof any word or symbol or combination thereof which is identical or similar to any trademark, trade name, business name or corporate name of the other Party.

19.3.	GenMark warrants that it has the legal rights to manufacture, further develop and improve the Products and to authorize Leica to do so. GenMark hereby grants to Leica a non-exclusive royalty free license (with the limited right to sub-license to its Affiliates and contractors engaged in the manufacture and/or supply of Products) to use GenMark’s Confidential Information (including its Confidential Information pertaining to its Intellectual Property Rights concerning the Products) solely for the purpose of developing manufacturing processes for, and for the purpose of manufacturing, supplying, repairing and servicing, the Products in each case in the manner permitted under the terms of this Agreement. Without limiting the generality of Section 21.2 in any way, Leica acknowledges and agrees that any sublicense to any Affiliate or contractor of Leica shall be subject to the terms and conditions of this Agreement, including, without limitation, all applicable limitation and restrictions, and shall not grant to such Affiliate or contractor any license rights different from the license rights granted to Leica hereunder (except that such Affiliate or contractor of Leica shall not have the right to sublicense any of the rights sublicensed to it).

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19.4.	GenMark warrants that Leica will, by virtue of the grant of license referred to in Section 19.3, have all rights that it reasonably may require of GenMark to manufacture, repair and service the Products, in each case in accordance with and subject to the terms of this Agreement

19.5.	The Parties agree that the Specifications and Manufacturing Instructions exclusively belong and shall belong to GenMark. Further, the Parties agree that any and all ideas, inventions, techniques, formulations, modifications, processes and improvements (whether patentable or not), any and all trade secrets, any and all works of authorship (whether or not copyright protection may be obtained for it) (“Materials”), and any and all other Intellectual Property Rights, in each case created, conceived or developed by Leica, , either solely or in conjunction with others (including, without limitation, GenMark), in the course of manufacturing and/or supplying the Products or otherwise as a direct result of the performance by of its obligations under this Agreement, shall belong to GenMark. Subject to Section 19.6, Leica agrees to assign and does hereby expressly assign to GenMark all right, title and interest world-wide in and to the Specifications, Manufacturing Instructions and Inventions, including any and all copyright, patent, trade secret and other intellectual property rights and proprietary rights associated therewith. During and after the Term, Leica will assist GenMark in every reasonable way, at GenMark’s expense, to secure, perfect, register, maintain, and defend for GenMark’s benefit all copyrights, patent rights, trade secret rights, and other intellectual property rights and proprietary rights in and to any of the Specifications, Manufacturing Instructions and Inventions. Leica hereby irrevocably agrees not to assert against GenMark or its direct or indirect customers, successors, assignees or sublicensees, any claim alleging the infringement, misappriation or unauthorized use of intellectual property rights (or any similar or analogous rights) of Leica or any of its Affiliates which affect or reasonably could be expected to affect any of the Specifications, Manufacturing Instructions and Inventions. With respect to any rights assigned by Leica under this Section to GenMark, Leica represents and warrants that to the best of its knowledge (without making further enquiries) none of such rights infringe any intellectual property rights (including, without limitation, any patent, copyright and trade secret rights) or other proprietary rights of any third party. Leica covenants that this Section will be binding upon and enforceable against any and all of its employees, subcontractors and sublicensees; provided that this sentence does not in any way expand any of Leica’s rights to subcontract or sublicense under this Agreement.

19.6.	Nothing in Section 19.5 shall affect Leica’s ownership of, or assign to GenMark ownership of any proprietary right or interest in any Intellectual Property Rights:

19.6.1.	owned by Leica as of the Effective Date;

19.6.2.	acquired by Leica after the Effective Date independent of this Agreement (whether or not relating to the Products); or

19.6.3.	in any Materials developed or created by, for or on behalf of Leica after the Effective Date independent of this Agreement (whether or not relating to the Products) and the manufacture, repair and/or supply of the Products.

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20.	CONFIDENTIALITY

20.1.	Subject to the below provisions of this Section 20, each Party having access to or in receipt of (in such capacity, the “Receiving Party”) of the Confidential Information of the other Party (in such capacity, the “Disclosing Party”) shall keep the Disclosing Party’s Confidential Information strictly confidential, shall not disclose any such Confidential Information except as expressly permitted by this Agreement, and/or shall not use such Confidential Information for any purposes other than the receipt of benefits or performance of its obligations under this Agreement. Subject to the below provisions of this Section 20.1, the term “Confidential Information” means the provisions of this Agreement (which shall be the Confidential Information of both Parties), and any and all information, written or oral, provided or made available by or on behalf of a Party or any of its Affiliates, contractors or vendors to the other Party or any of its Affiliates, contractors or vendors, in each case in connection with this Agreement or the Parties’ relationship hereunder, where such information is designated as confidential or where it is reasonably apparent from the nature of the information or the circumstances in which it was imported or made available, that the information should be treated. Information of a third party to whom a Party owes a duty of confidentiality will be treated as Confidential Information of that Party if such information meets the description above. Notwithstanding anything else, the Specifications, the Manufacturing Instructions and the Inventions are the Confidential Information of GenMark. Notwithstanding the preceding provisions of this Section 20.1, Confidential Information does not include information that:

20.1.1.	is already in, or subsequently comes into, the public domain other than through a violation of this Section 20 by the Receiving Party or any of its Affiliates;

20.1.2.	is lawfully received by the Receiving Party from a source which is legally entitled to disclose the same;

20.1.3.	was already known by the Receiving Party at the time of receipt from the Disclosing Party, as established by written documentation; or

20.1.4.	is independently developed by the Receiving Party without use of the Discloser’s Confidential Information, as proven by the Receiving Party.

20.2.	The Receiving Party may disclose the Disclosing Party’s Confidential Information to the Receiving Party’s employees, attorneys and contractors who have a legitimate “need to know”, provided that the Receiving Party ensures that all such entities and persons are obligated to and do comply with confidentiality obligations consistent with (and no less restrictive than) this Section 20, but in no event may Leica disclose any of GenMark’s Confidential Information to any competitors of GenMark (or of any of its Affiliates) or any of the employees or contractors of any such competitors.

20.3.	Nothing in this Agreement shall prohibit a Receiving Party from disclosing the Confidential Information of the Disclosing Party to the extent such disclosure is necessary:

20.3.1.	to comply with any legal or regulatory requirement;

20.3.2.	in connection with enforcement of this Agreement;

20.3.3.	provided that the Receiving Party gives the Disclosing Party prompt notice of the disclosure and reasonably cooperates with the Disclosing Party in seeking a protective order, confidential treatment or any other protections available to limit the disclosure of the Disclosing Party’s Confidential Information.

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20.4.	Notwithstanding anything else, neither Party will issue or make any press release or other publicity concerning this Agreement or the Parties’ relationship hereunder without the prior written consent of the other Party.

20.5.	The Parties acknowledge that Products undergoing repair, replacement, refurbishment, or upgrading may contain residual and contain residual and confidential protected health information (“PHI”), the privacy, security and treatment of which is highly regulated by law. In order to protect such PHI from disclosure, Inventech agrees, at the request of GenMark, to execute, and have its Affilaites execute, an agreement addressing the privacy, security and treatment of PHI in a form mutually agreeable to the Parties (“PHI Agreement”). Additionally, Leica shall use reasonable endeavours to ensure that its subcontractors who may have access to PHI execute a PHI Agreement in its then-current form to ensure that it’s subcontractors comply with this requirement.

20.6.	The covenants contained in this Section 20, and the Parties’ respective rights and obligations arising under this Section 20, shall survive the termination of this Agreement, regardless of the cause of the termination.

21.	MANUFACTURING ENTITY.

21.1.	Leica may engage any qualified Affiliate of Leica or third party contractors to manufacture the Products for Leica under and in accordance with this Agreement.

21.2.	Notwithstanding the engagement by Leica of any Affiliate thereof as provided above or of any other contractor, Leica will remain responsible to GenMark for the performance of Leica’s obligations under this Agreement. In addition, Leica shall ensure that each such Affiliate or other contractor at all times fully complies with all terms and conditions in this Agreement to the fullest extent this Agreement applies to Leica and/or any such Affiliate or other contractor. Any non-compliance with any provision of this Agreement by any Affiliate, employee or contractor of Leica shall constitute a breach of this Agreement by Leica

22.	LIMITATIONS OF LIABILITY

22.1.	Limitations on Leica’s Warranty Obligations. Subject to Section 22.3, the Parties agree that Sections 15, and 16 set forth Leica’s entire obligation for any Product’s non-conformity with the warranties set forth in Sections 16.1 and 16.2.

22.2.	Limitations on the Parties’ Other Obligations. SUBJECT TO SECTION 22.3, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW:

22.2.1.	NEITHER PARTY SHALL BE LIABLE WITH RESPECT TO ANY PRODUCTS, SERVICES AND/OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT AND/OR THE QUALITY ASSURANCE AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE DAMAGES, OR LOSS OF REVENUE, LOSS OF PROFITS, LOST BUSINESS OR INDIRECT LOSSES OF ANY CHARACTER, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES: AND

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22.2.2.	THE TOTAL AGGREGATE LIABILITY OF EACH PARTY UNDER THIS AGREEMENT AND THE QUALITY ASSURANCE AGREEMENT WITH RESPECT TO ANY PRODUCTS, SERVICES AND/OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT AND/OR THE QUALITY ASSURANCE AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY WILL OTHERWISE BE LIMITED TO AU$1,000,000 , PROVIDED THAT:

22.2.2.1.	THIS CLAUSE SHALL NOT LIMIT ANY OF LEICA’S WARRANTY-RELATED OBLIGATIONS UNDER CLAUSES 15 AND 16; AND

22.2.2.2.	IN THE CASE OF GENMARK, THE AMOUNTS PAID OR PAYABLE BY GENMARK TO LEICA ARE NOT TAKEN INTO ACCOUNT IN CALCULATING GENMARK’S TOTAL AGGREGATE LIABILITY FOR THE PURPOSES OF THE LIMITATION SET OUT IN THIS CLAUSE 25.2.

22.3.	Exclusions. None of the limitations of liability set forth in Sections 22.1 and 22.2 and/or otherwise in this Agreement shall apply to limit any particular Party’s liability or obligations under this Agreement to extent a claim results from or arises out of:

22.3.1.	that Party’s breach of Section 19;

22.3.2.	that Party’s breach of Section 20;

22.3.3.	that Party’s fraudulent acts or omissions and wilful misconduct;

22.3.4.	in the case of GenMark, its indemnity or defence obligations under section 18; or

22.3.5.	in the case of Leica: (a) its indemnity or defence obligations under section 18.1.1; (b) its indemnity or defence obligations under section 18.2 to the extent due to a deliberate or Grossly Negligent act of Leica; and (c) an intentional breach of Section 18.1.2.

23.	ASSIGNMENT

23.1.	Neither Party may assign (by operation of law or otherwise) this Agreement, nor any of the rights or obligations of such Party hereunder, to any third party without the prior written consent of the other Party; provided, however, that GenMark may assign this Agreement without continuing responsibility to an Affiliate or to the acquirer of all or substantially all of the business or assets of GenMark so long as such acquirer shall be required:

23.1.1.	as reasonably determined at the time of assignment, to have financial wherewithal at least equal to that of GenMark as of the Effective Date; and

23.1.2.	to agree in writing to be bound by all terms and conditions of this Agreement as they apply to GenMark.

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23.1.3.	Neither Party may otherwise assign this Agreement and any attempted assignment in violation of the foregoing shall be null and void. Subject to the foregoing provision of this paragraph, this Agreement shall be binding on the Parties and their successors and assigns.

24.	NON WAIVER

The failure by any Party at any time to enforce any of the terms, provisions or conditions of this Agreement or to exercise any right hereunder shall not constitute a waiver of the same or affect that Party’s right thereafter to enforce or exercise such right.

25.	MISCELLANEOUS

25.1.	Disclosure of Records. While this Agreement remains in effect and for a period of four years following its termination or expiration, Leica shall maintain and shall make available upon proper request from any proper Governmental Authorities, this Agreement and any sub-contract under the Agreement valued at $10,000 or more in any twelve-month period, and all books, documents, and records related thereto that are necessary to verify the nature and costs of services provided under the Agreement by Leica or any organization related to Leica, in accordance with applicable government regulations in effect from time to time.

25.2.	Mutual Representations and Warranties. Each Party represents and warrants to the other that:

25.2.1.	such representing and warranting Party has all requisite power and authority to enter into, and to fully perform, its duties described in this Agreement and the transactions contemplated hereunder;

25.2.2.	no agreement or understanding with any other person, firm, corporation or other business or entity exists or will exist which would interfere with such Party’s obligations hereunder;

25.2.3.	this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms; and

25.2.4.	such Party is duly qualified to do business in, and is in good standing in, the State of California.

25.3.	Remedies Cumulative. Except as otherwise specifically and unambiguously set forth in this Agreement, any stated remedies are not exclusive, the exercise thereof shall not constitute an election of remedies, and the aggrieved Party shall in all events be entitled to seek whatever additional remedies may be available at law, in equity or otherwise.

25.4.	Severability. All stipulations contained in this Agreement are intended, and shall be construed as, not to infringe any provisions of the law. To the extent that, and only to the extent that, any stipulation does infringe any such provision, said stipulation shall be deemed void and shall be replaced by a stipulation conforming as closely as possible to the original purpose of the replaced stipulation in such a way as will be in compliance with the infringed law. The infringement of any legal provision by a stipulation of this Agreement shall not affect the validity of any other stipulation of this Agreement.

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25.5.	Independent Contractors. The relationship of Leica and GenMark established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to:

25.5.1.	give either Party the power to direct or control the day-to-day activities of the other;

25.5.2.	constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking; or

25.5.3.	allow a Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever.

25.6.	Revisions. Revisions or changes to this Agreement must be made in writing and signed by each Party. This provision can only be modified in writing signed by each Party.

25.7.	Force Majeure.

25.7.1.	Neither Party shall be liable to the other Party for the failure or inability to perform any part of this Agreement or for any delay in the performance of any part of this Agreement to the extent such failure, inability or delay is due to circumstances beyond the reasonable control of the affected Party such as any foreign or domestic embargoes, seizures, acts of God, insurrections, wars and/or continuance of war, or the adoption or enactment of any law, ordinance, regulation, ruling or order, acts of third parties, fires, floods, explosions, strikes or other accidents or contingencies beyond its control. However this shall only apply if the affected Party gives prompt notice to the other after occurrence of such an event of “force majeure”, and uses all reasonable efforts to alleviate or minimize such event and resumes full performance at the earliest possible date.

25.7.2.	Notwithstanding the foregoing, in the event that such “force majeure” causes the affected Party to be delayed in its performance for more than ninety (90) days, the other Party shall have the right to immediately terminate this Agreement by written notice with no liability whatsoever.

25.8.	Entire Agreement. This Agreement, including appendices referenced herein, constitutes the entire understanding and agreement between the Parties relating to the subject matter hereof, and supersedes and replaces all prior arrangements, understandings and agreements between the Parties hereto whether written or oral.

25.9.	Interpretation. Headings of sections to this Agreement are for ease of reference only and shall not affect the meaning of any provision hereof. The words “including” and “such as” shall be construed as meaning “including, without limitation” and “such as, without limitation”. Where the term “day” is used in this Agreement, and is not expressly specified as a “Business Day”, then that term shall refer to a calendar day.

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25.10.	Notices. All notices which shall or may be given hereunder shall be in writing in English and shall be made by prepaid registered mail or express courier or fax (confirmed by registered mail or express courier) addressed to the recipient at the addresses herein stated, or at such other address as a Party may from time to time designate by notice to the other Party in accordance with this Section 25.10:

If to GenMark:

GenMark Diagnostics, Inc.

5964 La Place Court

Carlsbad, CA 92008

United States of America

Fax :+1 760-448-4301

Attn: Corporate Secretary

with a copy to:

GenMark Diagnostics, Inc.

5964 La Place Court

Carlsbad, CA 92008

United States of America

Fax :+1 760-448-4301

Attn: SVP, Global Operations

If to Leica:

Leica Biosystems Melbourne Pty Ltd

495 Blackburn Road

Mt Waverley VIC 3149

Australia

Fax : +61 3 9211 7701

Attn : Operations Manager – Leica Biosystems Melbourne

Copying: President, Invetech

25.11.	Counterparts and Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together shall constitute one and the same instrument. Any facsimile or electronically scanned signature shall be deemed an original for purposes of evidencing execution of this Agreement.

26.	APPLICABLE LAW AND DISPUTE RESOLUTION

26.1.	This Agreement shall be governed by and construed in accordance with the laws of the State of California, USA, without reference to any conflict of law provisions thereof. The Parties hereby expressly opt out of the application of the U.N. Convention on the International Sale of Goods.

26.2.	Prior to instituting any litigation before any arbitrator or court with respect to any particular dispute arising out of or relating to this Agreement, the Parties shall attempt in good faith to resolve promptly such dispute by negotiation. If the matter cannot be resolved in the normal course of business, any interested Party shall give the other Party written notice of any such dispute not resolved, after which the dispute shall be referred to senior executives of both Parties, who shall likewise attempt to resolve the dispute.

26.3.

Subject to Section 26.4 below, if the dispute has not been resolved by negotiation within forty-five (45) days of the disputing Party’s written notice, or if the Parties fail to meet within twenty (20) days as from such notice, then either Party may initiate an arbitration or litigation of that dispute but then only in accordance with this Section 26. Each such

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unresolved dispute shall be decided by binding arbitration administered by the American Arbitration Association under its then-current Commercial Arbitration Rules, provided that to the extent such rules are inconsistent with this Agreement, this Agreement shall govern. Each such arbitration shall be conducted in the County of San Diego, California USA. Related actions between the Parties shall be consolidated. Arbitration awards shall be final and binding upon the Parties, and judgment on any such award may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have no power or authority to award special, incidental, consequential, exemplary, punitive or other indirect damages that would be inconsistent with Section 22 or the other provisions of this Agreement. All aspects of the arbitration and any award shall be confidential.

26.4.	Notwithstanding anything else, either Party may:

26.4.1.	seek equitable remedies from any court of competent jurisdiction in the County of San Diego, California USA, and, if the disputes are urgent, seek provisional equitable remedies without following the informal dispute resolution provisions of this Section 26; and

26.4.2.	in lieu of arbitration, litigate disputes concerning ownership or unauthorized use or disclosure of Confidential Information or intellectual property in courts of competent jurisdiction in the County of San Diego, California USA, and upon commencement of any such proceeding, any arbitration then pending shall be stayed, insofar as it concerns the matters subject to decision by such court.

26.5.	The Parties agree that any such court litigation falling within clause 26.4.1 or 26.4.2 above shall be subject to the exclusive jurisdiction of the California State Courts in and for the County of San Diego, California USA, or, in the event of federal jurisdiction, the United States District Court for the Southern District of California sitting in the County of San Diego, California USA, and each Party hereby agrees to submit to the personal and exclusive jurisdiction and venue of such courts and not to seek the transfer of any case or proceeding out of such courts.

26.6.	The prevailing Party (if any, and as adjudged by the arbitrator(s) or judge) shall be entitled to recover from the other Party the costs of arbitration or court proceedings and such prevailing Party’s attorneys’ fees and expenses, provided that the arbitrator(s) or judge may eliminate or reduce such recovery on grounds that it is unreasonable or disproportionate to the harm suffered. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL IN ANY ACTIONS UNDER THIS AGREEMENT.

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IN WITNESS WHEREOF, Leica and GenMark, by and through their duly authorized representatives, have entered into this Agreement effective as of the Effective Date.

For and on behalf of	For and on behalf of
Clincal Micro Sensor, Inc.	Leica Biosystems Melbourne Pty Ltd

/s/ Jennifer Williams	/s/ William Day

Jennifer Williams	William Day

Date Aug 3, 2012	Date 3rd August 2012

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APPENDIX I – INSTRUMENTS AND PRODUCT SPECIFICATIONS

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***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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APPENDIX II – INSTRUMENT PRICING

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***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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APPENDIX III – SPARE PARTS LIST AND PRICING

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***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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APPENDIX IV – FIA ITEMS

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***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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APPENDIX V – MANUFACTURING LOCATION

The Manufacturing Location is Leica BioSystems’ facility (ISO 13485) located at 495 Blackburn Road, Mount Waverley, Victoria, 3149 Australia

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APPENDIX VI - QUALITY ASSURANCE AGREEMENT

between

Clinical Micro Sensors, Inc.

of 5964 La Place Court

Carlsbad, CA, USA 92008

- hereinafter referred to as “GenMark”

and

Leica Biosystems Melbourne Pty Ltd

of 495 Blackburn Road

Mt Waverley, VIC 3149 AUSTRALIA

(hereinafter referred to as “LBS”)

Preamble

GenMark is a global producer of innovative in-vitro-diagnostic devices. The requirements placed on these products must meet the highest expectations. For this reason, the quality of products supplied and the reliability of LBS are decisive criteria for an enduring cooperation between LBS and GenMark based on a spirit of partnership.

GenMark and LBS have entered into an agreement for the contract manufacture and supply of certain products (Supply Agreement).

LBS produces and delivers fully manufactured products. LBS is willing and able to supply goods to GenMark in accordance with the requirements of GenMark as set out by this Quality Assurance Agreement.

The contractual partners agree that the quality and reliability of technical products can only be optimized and improved in the future if their cooperation is based on a spirit of partnership, forming the basis of future business relationships in the selection of the quality assurance system, in the planning of production of products, in the examinations accompanying the process and in the test equipment employed. GenMark and LBS acknowledge the necessity for the development, production and marketing of products (both medical and non-medical) of national and international laws, directives, methods, legislative and non-legislative requirements to be observed, including and without exception the laws, regulations and standards specified in this Quality Assurance Agreement.

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To this end, the contractual partners agree the following:

1.	REGULATORY ASPECTS - VIGILANCE

1.1.	LBS manufactures medical products that Genmark markets under its own name, LBS will not be granted the status of responsible party for placing on the market. Genmark is and shall remain the manufacturer of the medical products in the sense of FDA 21 CFR Part 820

1.2.	GenMark shall be responsible for registering the Products with applicable Governmental Authorities, e.g., FDA. LBS shall provide upon GenMark’s request any information, other than trade secrets if applicable, which is required for registration of the Products in the countries in which market access is sought

1.3.	LBS warrants that it will not knowingly employ, contract with, or retain any person to perform services under this Agreement if such person is debarred by any Governmental Authority, e.g., FDA. GenMark may provide LBS with debarment lists issued from time to time by relevant Governmental Authorities. LBS will, on receiving any such debarment list from GenMark (i) check whether any of its employees and/or contractors engaged to perform any services under this agreement are identified on the list; and (ii) to the extent that any of its employees and/or contractors engaged to perform any further services under this agreement are identified on the list, promptly prohibit such persons from performing any services under this Agreement.

1.4.	The Device Master Record will be documented by and maintained at LBS (with a duplicatesoft copy provided to GenMark annually) as a means of ensuring that services conform to the Specifications.

1.5.	LBS will have written procedures for the control of planned and unplanned changes to the manufacturing process, e.g., materials, packaging components, suppliers, equipment, service requirements, sampling, testing, releasing, and processing.

1.6.	For products that do not comply with all Specifications, LBS may in exceptional cases request special approval from Genmark stating the nature and cause of the discrepancy and the number of products affected, plus the remedial actions initiated by LBS. This shall be done prior to delivery. Genmark’s Quality Manager may grant special approval after assessing the situation. This shall be done via a concession process that is fully integrated into the LBS quality system.

1.7.	No changes may be made to the manufacturing process, e.g., materials, packaging components, suppliers, equipment, service requirements, sampling, testing, releasing, or processing affecting safety, efficacy, or performance, without prior written approval of GenMark. LBS and GenMark will agree upon an action plan for implementation of any changes within ten (10) Business Days of notification.

1.8.	LBS will notify GenMark immediately of any non-conformance or deviation has been identified that affects shipped Products or the manufacture of Products.

1.9.

LBS shall comply at all times throughout the manufacturing process of the Products with all applicable laws, rules, and regulations of any Governmental Authority charged with authority over medical devices, including ISO 13485 standards. At LBS’s cost, the manufacturing facility at the Manufacturing Location shall maintain ISO 13485 certification, and any other applicable certification, throughout the term of this Agreement. GenMark shall be responsible for applicable regulatory compliance pertaining to medical device

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manufacturers. LBS shall, at GenMark’s cost, upon or shortly after the Effective Date of this Agreement, and thereafter when updates are made by LBS and/or at any time upon GenMark’s request, provide GenMark with all documents and information requested by GenMark to assist GenMark in such regulatory compliance.

1.10.	LBS shall ensure that all monitoring and measuring equipment used in the manufacturing process for product is suitable for its intended purposes and is capable of producing valid results

1.11.	LBS shall validate all computer software employed for the production processes in the field of medical products which could influence the fulfillment of specifications. This shall also apply to modifications to the software or its application. This validation shall be documented. LBS shall keep records of these activities and make them available to the Genmark upon request

1.12.	LBS and GenMark shall conduct regular compliance and manufacturing reviews. The reviews shall be prearranged and have an agenda to include complaints, corrective and preventative actions, and critical manufacturing data. It is anticipated that this will be conducted on a minimum of an annual basis.

1.13.	At all times throughout the manufacturing process of the Products, LBS shall ensure proper safeguards for health, safety, and environmental protection, and any medical or pharmaceutical laws, rules, and regulations applicable to LBS’s operations.

1.14.	In order to enable GenMark to comply with its compliance and other obligations with respect to waste management in the Territory, LBS will, on request by GenMark and at GenMark’s cost:

1.14.1.	with respect to waste management obligations generally, provide GenMark with such assistance and cooperation, and will take such actions, as requested by GenMark from time to time with respect to compliance with applicable directives, laws and regulations pertaining to waste management.

1.14.2.	Without limiting the generality of the preceding paragraph, with respect to waste management obligations in the European Union, LBS will:

1.14.2.1.	affix near the name plate and on every device, a label representing a crossed-out wheeled bin symbol as indicated in the EN 50419 standard, and

1.14.2.2.	provide GenMark with the list of components requiring a selective treatment as required by the Waste Electrical and Electronic Equipment European directive and the local laws and regulations implementing such directive.

1.15.	If any of the Products is designed to be in contact with hazardous biological substances, GenMark shall draft, and LBS will, on request by GenMark and at GenMark’s cost, assist GenMark in the drafting of appropriate instructions with regard to the Product decontamination in view of its waste collection and treatment.

1.16.

Adverse Event/Field Action Reporting. GenMark shall report to the relevant Governmental Authorities, e.g., FDA, any reportable adverse event or Field Action, in accordance with applicable laws, rules, and regulations. GenMark must notify LBS immediately of any such

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adverse event or Field Action. LBS will, at GenMark’s cost, use its best endeavours to provide GenMark with all relevant documents and information reasonably requested by GenMark to comply with its reporting obligations, and to respond to any requests for further information and/or documentation by the relevant Governmental Authorities within one (1) Business Day of receiving a request from GenMark (or otherwise as soon as reasonably possible where relevant documents have been archived or are not stored at LBS’s premises or are otherwise not readily retrievable).

1.17.	Field Actions.

1.17.1.	GenMark shall have the sole discretion to initiate and manage any Field Action.

1.17.2.	Each Party agrees to notify the other immediately in the event either sees a potential need for a Field Action.

1.17.3.	In connection with any such Field Action, LBS shall promptly respond to GenMark’s reasonable requests for documents, information, or other assistance in implementing any such Field Action.

1.17.4.	GenMark shall maintain and require its distributors to maintain, such records which will allow for the traceability of all received and distributed Products in the event of any such Field Action.

1.17.5.	LBS shall maintain such records, as detailed in the Device Master Record, to allow for the traceability of materials and components used in all lots/batches of finished Product in the event of any such Field Action.

1.18.	Recalls. GenMark shall have the sole discretion to initiate and manage voluntary Product recalls, and shall manage all Product recalls, including involuntary recalls.

1.18.1.	Each Party agrees to notify the other immediately in the event either sees a potential need for a Product recall.

1.18.2.	GenMark will notify LBS immediately upon a decision to institute a recall, withdrawal, or Field Action.

1.18.3.	Subject to the next sentence, in the event of any recall due to a Technical Problem, unless such Technical Problem is caused by LBS, GenMark shall bear all associated costs. In the event any such Field Action is caused by any Warranty Non Compliance, or by any gross negligence, wilful misconduct or material breach of this Agreement or any applicable laws or regulations by LBS, then all of the costs incurred by GenMark in connection with such Field Action shall be the responsibility of and paid by LBS.

1.19.

Assistance and Cooperation. With respect to any regulatory matters or issues affecting or requiring the attention of LBS, LBS will make addressing such matters or issues an immediate priority. Further, with respect to regulatory and similar obligations generally, LBS will provide GenMark with such assistance and cooperation, and will take such actions, as requested by GenMark from time to time with respect to compliance with applicable directives, laws and regulations. LBS will, on request by GenMark, provide such assistance as GenMark may reasonably require to comply with its regulatory obligations. To the extent that any assistance requested by GenMark extends beyond the provision of information to

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demonstrate conformity with the regulatory aspects of the Products relating to the manufacture to the Specifications, such assistance will be provided at GenMark’s cost.

1.20.	Earlier Action. Where this Agreement provides for either LBS or GenMark to take action within a set time period, if any applicable law or regulation requires the taking of such action within a shorter time period, then such Party shall take such action in compliance with such shorter time period notwithstanding the longer time period provided for in this Agreement.

2.	FACILITY AUDITS

2.1.	GenMark or a third party designated by GenMark shall have the right to inspect/audit LBS’s facilities and the facilities located the Manufacturing Location and all documents and records relating to the Products, e.g., the design, manufacturing, quality control, testing, storage, packaging, and handling of the Products. LBS shall cooperate (and cause the cooperation) with any such inspection/audit, and comply (and cause the compliance) with any reasonable requests made by GenMark in relation to such inspection/audit. During an audit, LBS shall make a qualified member of staff available to Genmark or third party designated by Genmark. Any such inspection/audit shall be made by GenMark at (subject to Section [1.20]) GenMark’s expense during LBS’s business hours applicable to the facility at issue and with reasonable advance notice. All information gathered and data reviewed during any such audit shall be Confidential Information according to the provisions of Section 20 of this Agreement. If a third party conducts an inspection under this Section, LBS may require, and GenMark will procure, that the third party enter into a reasonable confidentiality agreement on terms no less than those set out in Section 20 of this Agreement.

2.2.	Where such inspection/audit detects any manufacturing quality control issue which has an adverse impact on the quality of the Products or their compliance with Specifications, Product safety, efficacy, stability, or performance, such issue must be cured without delay by LBS at LBS’s expense (including reimbursement to GenMark for the full inspection/audit cost). LBS shall promptly provide GenMark with proposed corrective and preventive actions and with time-lines for implementation. LBS will provide GenMark with reasonable opportunities to be involved in and to provide input with respect to each corrective and preventive action.

2.3.	LBS must permit and cooperate with any inspection/audit by any Governmental Authorities, and comply with any requests made by the Governmental Authorities. LBS will notify GenMark immediately of any such inspection/audit. Where it is relating to Genmark product, LBS shall promptly provide GenMark with copies of any inspection reports it receives from any Governmental Authority or notice of any claim or action from any Governmental Authority relating to non-compliance with any applicable laws, rules, or regulations. Except to the extent as may be required by law, LBS shall not communicate directly with any governmental agency regarding the Product except through or with the explicit review and approval of GenMark

2.4.	LBS will notify GenMark within one (1) day of any citations or other communications from Governmental Authorities that may affect the manufacturing of the Products or services provided to GenMark. LBS will provide GenMark with copies of any such citations or other communications from Governmental Authorities upon receipt.

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3.	QUALITY ASPECTS – COMPLAINTS – FIELD ACTIONS

3.1.	Instruments.

3.1.1.	LBS shall conduct quality control testing according to the Quality Control Procedure on each Instrument prior to its delivery to GenMark.

3.1.2.	All Instrument testing performed by LBS shall be evidenced by a Product Certificate and a copy of the applicable documents defined in the Quality Control Procedure.

3.1.3.	For each supply of Instruments hereunder, LBS shall send the Product Certificate pertaining to such Instruments and a copy of the applicable documents defined in the Quality Control Procedure together with the Instruments.

3.2.	Spare Parts.

3.2.1.	LBS shall only deliver Spare Parts to GenMark which have been checked and released by LBS’s quality control system (which checking and releasing shall include, where applicable, quality control testing according to the Quality Control Procedure).

3.2.2.	All Spare Part testing shall be evidenced by, as applicable, a Product Certificate or inspection document and a copy of the applicable documents defined in the Quality Control Procedure.

3.3.	Rejection upon Receipt.

3.3.1.	GenMark will inform LBS, by means of a supplier corrective action form, of Products rejected by incoming quality control inspection at GenMark because the Products are Warranty Non Compliant no later than fifteen (15) Business Days after receipt of the Products by GenMark.

3.3.2.	LBS will respond to any supplier corrective action form from GenMark within fifteen (15) Business Days, by returning the completed supplier corrective action form. Thereafter, if the non-compliance cannot be promptly resolved, then the warranty return process detailed in Sections 16.4 through 16.7 shall be used to resolve such non-compliance.

3.3.3.	In the event that GenMark notifies LBS that any Product or component of a Product is Warranty Non-Compliant, LBS shall be entitled to inspect the relevant Products or components and GenMark shall, as far as is reasonably practical in the circumstances, cooperate with LBS in such inspection. Solely with respect to the Products and components that are returned to and inspected by LBS, in the event such Products and/or components are Warranty Compliant, then, as LBS’s sole remedy with respect thereto, GenMark shall promptly compensate LBS per Section 15.3.2.

3.4.	Complaints.

3.4.1.	If GenMark receives any customer complaints relating to any Products or any inquiry by any Governmental Authority regarding the Products, it shall issue a supplier corrective action form to LBS.

3.4.2.	LBS will respond to any supplier corrective action form from GenMark within fifteen (15) Business Days, by returning the completed supplier corrective action form.

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3.4.3.	LBS will provide GenMark with reasonable opportunities to be involved in and to provide input on the planned corrective actions submitted on the supplier corrective action form. LBS agrees to implement such planned corrective actions and to thereafter report to GenMark on the status of these actions on a timetable agreed upon by GenMark and LBS.

3.4.4.	LBS will notify GenMark of any and all written customer complaints relating to Products received by LBS within one (1) Business Day of receipt.

3.4.5.	LBS will notify GenMark immediately of any non-conformance or deviation that has been identified that affects the Products or manufacturing process.

4.	PACKAGING, LABELLING AND DELIVERY

4.1.	GenMark shall design and translate, if necessary, the Product labels and operating manual and transmit the same to LBS. Prior to the first delivery of Product, LBS shall print the Product labels and submit the first print to GenMark for written approval. Once approved, LBS shall ensure that each delivery of Product to GenMark shall be accompanied with the validated operating manual and Product labels.

4.2.	In case of wooden packaging, even partial, the packaging provided by LBS shall satisfy the International Plant Protection Convention Standard ISPM#15.

4.3.	LBS shall have written procedures, and shall apply the same, to assure proper storage, release, identification, and application of Product labelling.

4.4.	To ensure the traceability of the Product within the GenMark supply chain, LBS shall ensure that the respective GenMark article code number, GenMark Instrument name and the LBS serial number shall be present on the outer box of the packed Products. LBS shall also affix a label identifying the Product and its serial number on the outer box of each Instrument and Spare Part.

4.5.	LBS shall ensure that all Spare Parts are packed individually.

4.6.	LBS shall ensure that electro static discharge sensitive (“E.S.D.”) parts are packed in E.S.D. protective packaging.

4.7.	LBS shall ensure that, with each shipment of Products, a corresponding packing list will be provided together with all applicable shipping documents, and a copy of the packing list must be attached on the outside of one of the boxes of the Products.

4.8.	LBS shall ensure that each packing list shall include the following information:

4.8.1.	the quantity of the delivered Products

4.8.2.	the description of the delivered Products

4.8.3.	the LBS part number

4.8.4.	the GenMark article code number

4.8.5.	the serial and/or batch number

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4.8.6.	the GenMark purchase order number

5.	TERMINATION

5.1.	This Agreement will automatically terminate on expiry or termination of the Supply Agreement.

6.	ENTIRE AGREEMENT

6.1.	This Agreement and the Supply Agreement, including appendices referenced herein and therein, constitute the entire understanding and agreement between the parties relating to the subject matter hereof, and supersedes and replaces all prior arrangements, understandings and agreements between the parties hereto whether written or oral. In the event of any conflict between this Agreement and the Supply Agreement, the terms of the Supply Agreement shall govern.

For and on behalf of	For and on behalf of
Clincal Micro Sensor, Inc.	Leica Biosystems Melbourne Pty Ltd

/s/ Jennifer Williams	/s/ William Day

Jennifer Williams	William Day

Date Aug 3, 2012	Date 3rd August 2012

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